SALARIUS PHARMACEUTICALS, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made as of April 24, 2020 (the “Effective Date”), by and between Salarius Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Mark J. Rosenblum (“Executive”).
        WHEREAS, the Company wishes to continue to employ Executive and Executive wishes to be employed by the Company on the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, this Agreement supersedes any and all prior and contemporaneous oral or written employment agreements or employment arrangements between Executive and the Company or any predecessor thereof including that certain offer letter between the Executive and the Company dated as of September 11, 2019 (the “Offer Letter”).
NOW THEREFORE, in consideration of the foregoing recital and the respective undertakings of the Company and Executive set forth herein, the Company and Executive agree as follows:
1.Employment.
(a)Position and Duties. Executive shall serve as the Executive Vice President, Finance and Chief Financial Officer of the Company and shall report to the Chief Executive Officer of the Company. Executive shall have the authority and responsibilities customarily accorded to such position and shall perform such duties faithfully and conscientiously. Executive agrees to devote substantially all of his or her normal business efforts and time during normal business hours to the performance of Executive’s duties hereunder.
(b)No Conflicting Activities. During his or her employment, Executive shall keep the Company informed of any other potentially conflicting business activities (“Conflicting Activities”) and shall not, without the Company’s prior written consent, engage in any such Conflicting Activities. Executive also shall not directly or indirectly (as owner, principal, agent, partner, officer, employee, independent contractor, consultant, shareholder or otherwise), compete in any manner with the business then being conducted by the Company.
(c)At-Will Employment. Subject to the terms of this Agreement, the parties agree that Executive’s employment with the Company will at all times be “at-will” employment and may be terminated by either party at any time with or without cause and with or without notice. Regardless of any changes in Executive’s duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, the “at will” nature of Executive’s employment shall not change.
2.Compensation and Benefits.

(a)Base Salary. Executive shall be paid an annual base salary of $265,000 (the “Base Salary”), less applicable withholdings and payroll deductions, payable in accordance with the Company’s standard payroll practices. Executive’s Base Salary shall be reviewed by the Company annually in light of Executive’s performance, external market conditions, the Company’s financial condition and performance and such other factors as the Board deems appropriate.
(b)Annual Bonus. In addition to Base Salary, Executive shall participate in any bonus plan that the Board or its designee may approve for similarly situated employees of the Company. Executive’s target bonus under the Company’s annual bonus plan shall be a minimum of thirty five percent (35%) of Executive’s base salary (the “Target Bonus”) based upon Executive’s performance during the year for which the bonus is being paid, in light of the corporate goals and objectives established by the compensation committee of the Board. Except as expressly provided in this Agreement, Executive’s receipt of an annual bonus shall be conditioned on Executive’s continued employment with the Company on the date such annual bonus is paid.
(c)Vacation. Executive shall be entitled to paid vacation of four weeks (20 business days). Vacation days earned in one calendar year may not be used in any subsequent calendar year. The Executive will also be eligible for Company paid holidays (currently nine per year plus three floating holidays) and business days where the Company is otherwise closed.
(d)Indemnification; D&O Insurance. Executive shall be provided with rights to indemnification, advancement of expenses and limitation of liability to the fullest extent permitted by law and on terms no less favorable than those provided to other executives and directors of the Company. In addition, the Company shall obtain and maintain a director and officer insurance policy with coverage and other terms comparable to those for similar companies in the industry and take such action as may be necessary to ensure that Executive is covered by such policy for acts or omissions occurring during his or her employment and other service.
(e)Other Benefits. Executive shall be eligible to participate in any Company-sponsored benefit plans and programs sponsored by the Company, including medical, dental, life and disability insurance, holidays and other perquisites, at a level appropriate for Executive’s position and duties and to the extent that the Company makes such benefits generally available to executives of the Company. The Company may from time to time, in its sole discretion, amend, adjust or discontinue the benefits available to the Company’s executives and employees.
(f)Reimbursement of Business Expenses. The Company shall reimburse Executive for reasonable expenses incurred by Executive commuting between the Executives home and Salarius home offices located in Houston Texas in the furtherance of or in connection with the performance of Executive’s duties hereunder, all in accordance with the Company’s expense reimbursement policy as in effect from time to time. Notwithstanding anything else to the contrary, Executive’s reimbursements commuting between the Executives home and Salarius home offices located in Houston Texas under this Section 2(f) shall not exceed $3,000 for any month without the written permission of the Company’s Chief Executive Officer.

3.Proprietary Information and Inventions Agreement. Like all Company employees, Executive, if he or she has not already done so, shall sign and abide by the terms of the Company’s standard restrictive covenant agreement.
4.Representations. Executive represents and warrants that Executive has the legal capacity to enter into this Agreement and that there are no contractual commitments or other legal obligations that would prohibit Executive from performing his or her duties for the Company, constitute a breach of any such commitments or obligations or give any third party rights to Company intellectual property.
5.Term; Effect of Termination.
(a)Term. The term of this Agreement shall commence on the Effective Date and shall continue until terminated by either party as provided in Section 1(c) hereof.
(b)Termination for Cause or as a Result of Death, Disability or Resignation without Good Reason. If Executive’s employment is terminated by the Company for Cause (as defined below) or as a result of the death or Disability (as defined below) of Executive or the resignation by Executive without Good Reason (as defined below), the Company shall pay the Executive (after applicable payroll deductions) (i) unpaid Base Salary accrued up to the date of termination, (ii) accrued but unused vacation, (iii) benefits payable to Executive pursuant to the terms and conditions of any benefit plan or program in which Executive participated during the term of his or her employment, the right to which was vested on the date of his or her termination under the terms and conditions of such plans and programs, and (iv) unreimbursed business expenses (collectively, the “Accrued Compensation”). Payment of the Accrued Compensation shall be made within 10 business days following the date of termination, except as may otherwise be provided under the terms of any applicable benefit plan or program.
(c)Termination without Cause or Resignation for Good Reason. If Executive’s employment is terminated by the Company without Cause (and not for death of Disability) or Executive resigns for Good Reason, the Company shall pay Executive the Accrued Compensation and shall provide the following additional payments and benefits as severance (the “Severance”), subject to the requirements of Section 5(e):
(i)The Company shall pay to Executive, an amount equal to nine months of his or her then current Base Salary (less applicable payroll deductions), paid in equal installments over such period following such termination in accordance with the Company’s regular payroll practices; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any such payment scheduled to occur during the first sixty (60) days following the termination of employment will not be paid until the first regularly scheduled payroll date following the sixtieth (60th) day following such termination and will include payment of any amount that was otherwise scheduled to be paid prior thereto.
(ii)For a period of nine months following the date of termination (or until the date the Executive secures reasonably comparable coverage with another employer, if sooner), if

Executive elects to continue health insurance coverage under the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), then so long as Executive is paying COBRA premiums during such period, the Company shall pay Executive a monthly payment as a reimbursement equal to the amount that was paid by the Company for such coverage as of the date of termination and any increases in such premiums during such period that may be required to maintain the same level of coverage. Executive shall be responsible for timely electing, and filing any necessary paperwork for, such COBRA coverage and for payment of all premiums. Any increase in the number of covered dependents by Executive during the period that Executive receives Company-paid reimbursement of COBRA premiums will be at Executive’s own expense.
(d)Impact of Change in Control. Upon termination of this Agreement by the Company or a successor in interest without Cause or by the Executive for Good Reason (as defined below) within the eighteen (18) month period following a Change in Control and provided that the Executive executes and does not revoke a release and settlement agreement in the form acceptable to the Company within the time period then-specified by the Company but in any event no later than 60 days after the date of termination (the “Release”), the Company shall: (a) pay the Executive an amount equal to nine months of Executive’s then-current Base Salary (less all applicable withholdings and deductions), with such payments to be made in equal semi-monthly installments in accordance with the Company’s standard payroll practices beginning on the first regularly scheduled pay date of the Company processed after Executive has executed, delivered to the Company and not revoked the Release and continuing until such time as the amount has been paid in full; (b) as it applies to the health and welfare benefits Executive was enrolled in as of his last day of employment, subject to the Executive’s timely election of continuation of coverage under COBRA or state law equivalent or enrollment in individual marketplace benefits, pay the Executive an amount that is equal to the aggregate total of the monthly premium payments for the period of nine months or until the date the Executive secures reasonably comparable coverage with another employer, if sooner, less applicable taxes and withholdings, with such payments to be made to the Executive in equal monthly or semi-monthly installments in accordance with the Company’s standard payroll practices beginning on the first regularly scheduled pay date processed after Executive has executed, delivered to the Company and not revoked the Release (if applicable); provided, however, that in all cases, Executive shall be responsible for payment of the COBRA or other applicable premium after the expiration of the nine month period specified above.
(e)Release of Claims. Notwithstanding anything to the contrary herein, Executive's right to receive the Severance as set forth in Sections 5(c) and (d) is expressly conditioned upon: (x) Executive's execution and delivery of a separation agreement and effective release of claims, in a form provided by the Company, within sixty (60) days following the date of termination. If such Release has not become effective before the sixtieth (60th) day following Executive's employment termination effective date, Executive shall not be entitled to the Severance.
(f)Definitions. For purposes of this Agreement:

(i)“Cause” shall mean the good faith determination by the Board that one of the following events has occurred following the Effective Date: (A) any material breach of the terms of this Agreement by the Executive, or the failure of the Executive to diligently and properly perform the Executive’s duties for the Company, which breach or failure is not cured within 30 days after written notice thereof, or any other similar agreement regarding confidentiality, intellectual property rights, non-competition or non-solicitation; (B) the Executive’s misappropriation or unauthorized use of the Company’s material tangible or intangible property,; (C) any material failure to comply with the company policies or any other policies and/or directives of the Board , which failure is not cured within 30 days after written notice thereof; provided, however, in the case of failure to comply with company policies related to harassment, unlawful discrimination, retaliation or workplace violence, a 30 day cure period and written notice thereof is not required; (D) the Executive’s use of illegal drugs or any illegal substance, or the Executive’s use of alcohol in any manner that materially interferes with the performance of the Executive’s duties under this Agreement; (E) any dishonest or illegal action (including, without limitation, embezzlement) or any other action whether or not dishonest or illegal by the Executive which is materially detrimental to the interest and well-being of the Company, including, without limitation, harm to its reputation; (F) the Executive’s failure to fully disclose any material conflict of interest that the Executive may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company; or any adverse action or omission by the Executive which would be required to be disclosed pursuant to public securities laws or which would limit the ability of the Company or any entity affiliated with the Company to sell securities under any Federal or state law or which would disqualify the Company or any affiliated entity from any exemption otherwise available to it.
(ii)“Change in Control” shall mean (A) a financing transaction or any transaction designed by the Company to raise money for the continuing operations of the Company or any sale, exchange, transfer, or issuance, or related series of sales, exchanges, transfers, or issuances, of the Company’s equity securities by the Company or any holder or holders thereof, in which the holders of the Company’s equity securities immediately prior to such financing transaction or transaction designed by the Company to raise money for the continuing operations of the Company or such sale, exchange, transfer, or issuance, or related series of sales, exchanges, transfers, or issuances, no longer hold as of record or retain beneficial ownership of at least fifty percent (50%) of the Company’s outstanding equity securities immediately after any such financing transaction or transaction designed by the Company to raise money for the continuing operations of the Company or such sale, exchange, transfer, or issuance, or related series of sales, exchanges, transfers or issuances; or (B) a significant transaction involving the out-licensing of the Company’s lead clinical asset, a sale of substantially all of the assets of the Company, or a liquidation or dissolution of the Company. Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if its primary purpose is to change the state of the Company’s organization or create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s equity securities immediately before such transaction.

(iii)“Disability” shall mean either (A) the inability of the Executive, because of a medically determinable physical or mental disability, to perform substantially all of the Executive’s duties, with or without a reasonable accommodation, for more than 180 calendar days measured from the last full day of work; or (B) that, by reason of mental or physical disability, it is unlikely that the Executive will be able, within 180 calendar days, to resume substantially all business duties and responsibilities in which the Executive was previously engaged and otherwise discharge the Executive’s duties under this Agreement. Provided however, that to establish a Disability in accordance with clauses (A) or (B) above, the Company must be provided with written certification from a qualified medical doctor that is mutually acceptable to the Company and the Executive or the Executive’s personal representative establishing the requirements of either clause (A) or (B) above.
(iv)“Good Reason” shall mean the occurrence of any of the following actions that have been taken by the Company without the Executive’s consent: (A) for a period of twelve (12)-month immediately following a Change of Control, Executive’s salary, bonus or equity are materially reduced or diminished (other than in conjunction with an across-the-board reduction that applies to all similarly situated employees), or Executive’s duties and responsibilities are materially reduced when compared to Executive’s duties and responsibilities immediately prior to the Change of Control; (B) the Company materially breaches its obligations under this Agreement; or (C) the Executive is required to relocate by more than 50 miles outside the extraterritorial jurisdiction of Houston, Texas. In addition to any requirements set forth above, in order for any of the conditions or events set forth in clauses (A) through (C) above to constitute “Good Reason,” the Executive must inform the Company of the existence of the event within 90 days of the initial existence of the event, after which date the Company fails to cure the event which otherwise would constitute “Good Reason” hereunder within 90 days of the receipt of notice from the Executive and the Executive must terminate employment with the Company for such “Good Reason” no later than one hundred eighty (180) days after the initial existence of the event which prompted the Executive’s termination.
(g)Section 409A.
(i)Payments and benefits under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986 and the regulations promulgated thereunder (“Section 409A”) to the maximum extent possible.  If any payments or benefits under this Agreement are or become subject to Section 409A, the relevant provisions of this Agreement are intended to comply with the applicable requirements of Section 409A with respect to such payments or benefits and shall be interpreted and administered consistent with this intent.
(ii)Each payment under this Agreement that is made in a series of scheduled installments, including without limitation, each salary continuation payment, shall be deemed a separate payment for purposes of Section 409A. Executive’s date of termination for purposes of determining the date that any payment or benefit is to be paid under this Agreement, and for purposes of determining whether Executive is a “Specified Employee” (within the meaning of Section 409A, as determined by the Company) on the date of termination, shall be the date on which Executive has incurred a “separation from service” within the meaning of Section 409A. If any payment or benefit provided pursuant to this Agreement provides for a “deferral of compensation” within the meaning of Section 409A, (A) the amount of the payment or benefit provided thereunder in any given calendar year shall not affect the amount of such payment or benefit provided in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (B) any portion of such payment or benefit provided in the form of a reimbursement shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (C) such payment or benefit shall not be subject to liquidation or exchange for any other benefit. If payments due under Sections 5(c) and 5(d) constitute nonqualified deferred compensation under Section 409A and the employment termination date and the date when payments would otherwise commence following the Release effective date span two calendar years, the payments shall not commence prior to the second calendar year, even if the Release becomes effective in the first calendar year, and any payments deferred pursuant to this provision shall be paid in a lump sum, with the remaining installments paid in accordance with the schedule otherwise applicable under this Agreement.
(iii)Notwithstanding anything in this Agreement or elsewhere to the contrary, if the Company is a public company on the date of Executive’s termination and Executive is a Specified Employee” (as determined by the Company) on such termination date, and the Company reasonably determines that any payment or benefit under this Agreement on account of such separation from service, constitutes nonqualified deferred compensation that will subject Executive to “additional tax” under Section 409A(a)(1)(B) of the Internal Revenue Code of 1986 (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “409A Tax”) with respect to the payment of such amount or the provision of such benefit if paid or provided at the time specified in the Agreement, then the payment or provision thereof shall be made (without interest) on the first business day of the seventh month following the date of termination or, if earlier, the date of Executive’s death (the “Delayed Payment Date”). The Company and Executive may agree to take other actions to avoid the imposition of a 409A Tax at such time and in such manner as permitted under Section 409A.  In the event that this section requires a delay of any payment, such payment shall be accumulated and paid in a single lump sum (without interest) on the Delayed Payment Date.
6.Miscellaneous.
(a)Governing Law. This Agreement shall be governed by the laws of the Texas, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction. The parties consent to the jurisdiction of all federal and state courts in Texas, and agree that venue shall lie exclusively in Dallas, Texas. If any party brings any suit, action, counterclaim, or arbitration to enforce or interpret the provisions of this Agreement, the prevailing party therein shall be entitled to recover a reasonable allowance for attorneys’ fees and litigation expenses in addition to court or arbitration costs.
(b)Assignment. This Agreement and all rights hereunder shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and permitted assigns. This Agreement is personal in nature, and neither of the parties to this Agreement shall, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity; provided, however, that the Company may assign this Agreement without the consent of Executive in connection with any merger, consolidation or other sale or transfer of substantially all of its assets or business provided that the assignee or successor-in-interest to the Company assumes all obligations of the Company under this Agreement. If Executive should die while any amounts are still payable to Executive as provided in this Agreement, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there be no such designee, to Executive’s estate.
(c)Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without such provision.
(d)Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes, merges and voids all prior or contemporaneous agreements with respect to such subject matter, whether written or oral, including but not limited to the Offer Letter.
(e)Amendments and Waivers. No amendment, modification or waiver of any of the provisions of this Agreement shall be binding unless in writing and signed by the Company and Executive.
(f)Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.
[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.
SALARIUS PHARMACEUTICALS, INC.
By /s/ David J. Arthur
Name: David J. Arthur
Title: President and Chief Executive Officer

EXECUTIVE
/s/ Mark J. Rosenblum
Mark J. Rosenblum
Signature Page to Executive Employment Agreement
(M. Rosenblum)